Exhibit 99.1

Atlantic Coastal Acquisition Corp. and Essentium Mutually Agree to Terminate Business Combination Agreement

NEW YORK, N.Y. – February 11, 2022 – Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) (“Atlantic Coastal”), a special purpose acquisition corporation focused on the future of mobility, announced today that it has terminated its previously announced business combination agreement with Essentium, Inc. (“Essentium” or the “Company”), a leading innovator of industrial additive manufacturing solutions, by mutual agreement of all relevant parties. As a result, Atlantic Coastal will seek an alternative business combination.

In connection with the agreement to terminate, the parties have agreed that Atlantic Coastal will be granted the right to receive payments in the future, subject to certain circumstances relating to the consummation of future financing transactions by Essentium, a sale of Essentium, or Atlantic Coastal’s inability to consummate a business combination transaction. The parties have also agreed that, in the event a sale of Essentium does not occur on or prior to March 8, 2023, Essentium shall deliver a warrant to Atlantic Coastal providing for the ability of Atlantic Coastal (or its successors or assigns) to acquire a stake equal to five percent of Essentium at an implied valuation equal to $500,000,000.

Shahraab Ahmad, Chairman and Chief Executive Officer of Atlantic Coastal, said, “We wish Essentium well in their endeavors. Atlantic Coastal will focus its efforts on identifying transformational companies within the mobility space as we look toward maximizing value for shareholders through our next proposed business combination.”

Blake Teipel, Chief Executive Officer of Essentium, said, “We appreciate the Atlantic Coastal team’s support and guidance throughout this process, and we are disappointed that market conditions prevented the parties from consummating this agreement. We will continue to leverage the strength of our additive manufacturing technology and product system validated by the Department of Defense to continue to advance additive manufacturing globally.”

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) is a $345 million special purpose acquisition company focused on the future of mobility. On March 8, 2021, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, President and Director Burt Jordan, and CSO Director Tony Eisenberg. For more information, please visit www.atlanticcoastalacquisition.com.

About Essentium, Inc.

Essentium, Inc. provides industrial 3D printing solutions that are disrupting traditional manufacturing processes by bringing product strength and production speed together, at scale, with a no-compromise engineering material set. Essentium manufactures and delivers innovative industrial 3D printers, materials, software, and services, enabling the world’s top manufacturers to bridge the gap between 3D printing and machining and embrace the future of advanced manufacturing. Essentium is AS9100D certified and ITAR registered. For more information, visit www.essentium.com.